UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 6, 2011

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9990
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2011, VistaGen Therapeutics, Inc. (the "Company") entered into a Strategic Medicinal Chemistry Services Agreement with Synterys, Inc. ("Synterys") (the "Agreement"). Under the terms of the Agreement, Syterys, a medicinal chemistry and collaborative drug discovery company, will facilitate the Company's stem cell technology-based drug rescue initiatives with the support of Syterys' medicinal chemistry expertise. In addition to providing flexible, real-time medicinal chemistry services in support of the Company's drug rescue programs, the Agreement anticipates collaborations through which the Company and Synterys will identify novel drug rescue opportunities and drive them through preclinical development. The Agreement provides that the parties will collaborate on specific projects directed by the Company (each, a "Project"), upon terms and conditions set forth in each Project plan.

Under the terms of the Agreement, the Company retains full ownership of any and all compounds or other intellectual property developed under the terms of the Agreement. The Agreement terminates upon completion of each Project approved under the Agreement; however, either party can terminate the Agreement upon three month's prior written notice one year after the date of execution. A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01 Other Events.

On December 7, 2011, the Company issued a press release announcing that it had entered into an Agreement with Synterys, as set forth in Item 1.01. above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   December 7, 2011
By:	/s/ Shawn Singh

Name: Shawn Singh
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Strategic Medicinal Chemistry Services Agreement, Dec 2011
EX-99.1	VistaGen Dec 7 2011 Press Release